As filed with the Securities and Exchange Commission on November 24, 1998 Registration No. 333-65219


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                     FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         RESEARCH FRONTIERS INCORPORATED
             (Exact name of the Company as specified in its charter)

          Delaware                        2899                  11-2103466
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S Employer
of incorporation or          Classification Code Number)  Identification Number)
organization)

                            240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                            Robert L. Saxe, President
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:

               Joseph M. Harary, Vice President and General Counsel
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                       Proposed maximum Proposed maximum  Amount of
class of securities  Amount to      offering price   aggregate         registra-
to be registered     be registered  per Warrant      offering price    tion fee

Common Stock,$0.0001
par value per share
issuable upon
exercise of the
following warrants:

Class A Warrant  $15,000,000(1)  $15,000,000.00    $15,000,000.00  $4,425.00(2)
Class B Warrant  131,000 shares  $ 1,080,000.00    $ 1,080,000.00  $  318.60(2)

Total            $16,080,000     $16,080,000.00    $16,080,000.00     $4,743.60



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the aggregate exercise price of the Class A Warrant and Class B Warrant (the "Warrants"). The actual number of shares of common stock into which the Class A Warrant is exercisable will depend upon whether the Company requires the holder of the Class A Warrant to exercise all or part of such Class A Warrant and will also depend upon future market conditions. If the Company required the holder of the Class A Warrant to fully exercise such warrant, based upon current market conditions, as of November 20, 1998, the Class A Warrant being registered here-under would be exercisable into approximately [2,318,823] shares of common stock. In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.



(2) Previously paid upon filing of Registration Statement on Form S-3 (Reg. No. 333-65219) on October 1, 1998.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                 RESEARCH FRONTIERS INCORPORATED

              COMMON STOCK ISSUABLE UPON EXERCISE OF
             CLASS A WARRANT AND CLASS B WARRANT (THE "WARRANTS")


Research Frontiers Incorporated (the "Company") develops and licenses its patented suspended particle device (SPD) or "light valve" technology to control the transmission of light. Light valves using the Company's proprietary suspensions and related technology may have wide commercial applications in devices of many types where variable light transmission is desired, such as

    (1)  "smart" windows
    (2)  variable light transmission eyewear such as goggles and sunglasses
    (3)  self-dimmable automotive sunroofs, sun visors and mirrors,and
    (4) flat panel information displays for use in computers,televisions, telephones and other electronics

This Prospectus relates to the sale from time to time by the Selling Stockholder, Ailouros Ltd., of an indeterminate number of shares of common stock of Research Frontiers Incorporated issuable upon exercise of a Class A Warrant and 131,000 shares of common stock issuable upon exercise of a Class B Warrant. The actual number of shares of common stock into which the Class A Warrant is exercisable will depend upon whether the Company requires the holder of the Class
A Warrant to exercise all or part of such Class A Warrant and will also depend upon future market conditions. If the Company requires the holder of the Class A Warrant to fully exercise such warrant, based upon current market conditions, as of the date of this Prospectus, such Class A Warrant would be exercisable into approximately [x,xxx,xxx] shares of common stock. As of the date of this Prospectus, no put notices have been issued by the Company requiring Ailouros to exercise the Class A Warrant, no exercises of the Class A Warrant nor the Class B Warrant have occurred, and no shares of common stock issuable upon exercise of such warrants have been issued.



Under the terms of its agreement with the Company, Ailouros (and any affiliate or person acting in concert with it) may not:

- sell any shares of the Company short or enter into any other hedging transaction so long as the Class A Warrant or the Class B Warrant is outstanding,

- create the lowest reported sales price for the common stock of the Company on any trading day,

- offer to sell shares of the Company's common stock at a price lower than the then prevailing bid price for the common stock, or

- own more than 4.9% of the total issued and outstanding shares of common stock of the Company.



The following is a brief summary of the terms of the Warrants. See "Description of Securities-The Warrants" for more details.



     Class A Warrant

- The Class A Warrant is essentially a "put option" under which Ailouros is required to buy from the Company, a dollar amount (which can range from $0 to $1.5 million during each three-month period) of common stock set by the Company from time to time.
     A maximum of $15 million may be raised over the life of the Class
     A Warrant.

- The Company has the discretion to set the dollar amount of stock to be exercised, and the minimum or "floor" price per share below which such common stock may not be issued. This amount can be reset by the Company before each three-month exercise period.

- The amount that the Company can require Ailouros to buy during any three-month period is also limited to 7% of the dollar trading volume in the Company's common stock for the prior three-month period, or the three-month period before that, whichever is lower.

- The Exercise Price per share is the lesser of (1) $15.00 or (2) 92% of the average of the high and low trading prices for each of the seven trading days before the date of exercise, but can never be lower than the floor price set by the Company from time to time.

-    The Class A Warrant expires on December 31, 2001.



     Class B Warrant

- The Class B Warrant is initially exercisable into 65,500 shares of common stock, but can be exercisable into an additional 65,500 shares if, among other things, the Company has not sent Ailouros at least three put notices requiring them to buy common stock from the Company under the Class A Warrant by December 31, 2001.

-    The exercise price per share of the Class B Warrant is $8.25.

-    The Class B Warrant expires on September 30, 2008.



We anticipate that Ailouros will offer its shares of common stock from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prevailing prices and terms or at negotiated prices. Such shares may be sold directly to purchasers, through broker-dealers acting as agents for Ailouros or to broker-dealers who may purchase Ailouros' shares of common stock as principals and thereafter sell such shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from Ailouros or from the purchasers of the common stock for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholder" and "Plan of Distribution".



Ailouros and any broker-dealers, agents or underwriters that participate with Ailouros in the distribution of the shares of common stock may be deemed "underwriters," as that term is defined under the securities laws. They therefore may be subject to the same restrictions as any underwriter in a primary offering of securities, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed underwriting commissions or discounts under the securities laws.



The Company will not receive any proceeds from the sale of common stock by Ailouros. The Company received $10,000 for issuance of the Warrants, and will only receive the aggregate exercise price of the Warrants if such Warrants are exercised by Ailouros. The exercise of the Warrants may depend upon whether the Company requires Ailouros to exercise all or part of the Class A Warrant issued to it, and will also depend upon future market conditions. The Company would receive total gross proceeds of $15 million if the Class A Warrant is exercised in full, and would receive gross proceeds of $1,080,000 if the Class B Warrant is exercised in full.



The Company will bear all of the expenses in connection with the registration of the shares of common stock which is estimated to be $50,000. The Company has also agreed to indemnify Ailouros against certain liabilities, including liabilities arising under the Securities Act.



The Company's common stock trades on the Nasdaq National Market
System under the symbol "REFR". On November 20, 1998 as reported by Nasdaq, the last sales price of a share of common stock was $6.8125.

The securities offered by this prospectus are speculative and involve a high degree of risk. See "Risk Factors" on pages 4-7 for a discussion of certain factors that should be considered in connection with a purchase of these securities.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



       The date of this Prospectus is [November __, 1998.]


                      AVAILABLE INFORMATION


Research Frontiers Incorporated files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W.
Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the SEC. Additional information about the Company can also be found at our Web site at http://www.refr-spd.com.



The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this Prospectus the Company's (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (2) Quarterly Reports on
Form 10-Q for the fiscal quarters ended March 31, 1998,  June 30,
1998, and September 30, 1998, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") until all of the common stock offered hereby is sold.



This Prospectus is part of a Registration Statement we filed with the SEC under the Securities Act of 1933, as amended (the "Securities
Act"). As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. If you would like a copy of any document incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document), you can call or write to us at our principal executive offices: 240 Crossways Park Drive, Woodbury, New York 11797-2033, Attention: General Counsel (Telephone: (516) 364-1902).
We will provide this information without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request.



No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus or in any supplement to this Prospectus. If given or made, you must not rely on such information or representation as having been authorized by the Company or by Ailouros. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date of this Prospectus or that the information contained herein is correct or complete as of any time after the date hereof.


This Prospectus and any supplement to this Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person, or by anyone, in any jurisdiction in which such offer or solicitation may not lawfully be made.


The information set forth herein and in all publicly disseminated information about the Company, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements as they speak only as of the date hereof and are not guaranteed.


                   RISK FACTORS


An investment in the securities described herein entails a number of significant risks. Because of these risks, you should only invest if you are able to bear the risk of losing your entire investment. Before investing you should also consider the following:



History of Losses. Since inception, the Company has been primarily engaged in research and development activities. To date, the Company's revenues have not been sufficient to fund operating expenses, and operating losses can be expected for the foreseeable future. There can be no assurance the Company will ever be profitable, or that if additional money is needed to fund the Company's operations, that additional funding will be available when needed, or on favorable terms. Since the Company was started in 1965 through September 30, 1998, the Company's total net loss was $25,710,684. In 1997, the Company had a net loss of $3,229,445 and during the first nine months of 1998, the Company's net loss was $1,970,916.



Need for Additional Funds. The Company has depended upon the proceeds from selling its common stock to investors to fund its operations. The Company expects to use its cash and investments to fund its research and development of SPD (suspended particle device) light valves and for other working capital purposes. The Company's working capital and capital requirements depend upon numerous factors, including:

     - the results of research and development activities
     - competitive and technological developments
     - the timing and cost of patent filings
     - the development of new licensees and changes in the Company's relationships with its existing licensees.

The Company cannot quantify how much its working capital requirements depends on each of these factors. For example, increased research and development activities and related costs would increase such requirements. Adding new licensees may provide additional working capital but may also require additional working capital. If the Company's relationship with existing licensees change, this could have a favorable or negative impact, depending upon the nature of such change.



Based upon the Company's current expenses and assuming that these expenses increase by ten percent each year, even if no additional funds are received from the exercise of the Class A Warrant and the Class B Warrant, the Company does not believe that it would require additional funding for at least the next three years. This estimate is based upon the Company's $7.4 million in cash and investments on hand as of September 30, 1998, budgeted revenues, and the fact that its losses from operations for the first nine months of 1998 should correspond to an annual loss for the entire year of about $2.6 million.



There is no guarantee that expenses will not exceed these estimates or that any money will be received from the exercise of the Class A Warrant or the Class B Warrant. The Company's eventual success and generation of positive cash flow will depend upon the commercialization of products using the Company's technology by the Company's licensees and their payment of continuing royalties under their license agreements with the Company.



Research and Development Company; Unproven Technology.  The
Company is subject to all of the risks inherent in developing new technologies and products. There can be no guarantee that the Company's future operations will generate significant revenues or be profitable. The likelihood of the Company's success must be considered along with the problems, expenses and delays frequently encountered in the commercialization and marketing of new technologies and our competitive environment.



The Company has been actively working full time since 1965 on developing and licensing its technology, with the goal of producing commercially viable light valves. The Company and its licensees have already developed working prototypes of its SPD light valves for several different applications including smart windows, eyewear, mirrors and flat panel displays.



The Company's main goals in its research and development are (1) developing suspensions that change their light transmission with greater speed, (2) increasing the light transmission range obtainable from the Company's suspensions, (3) developing particles to be used in the suspensions that absorb different wavelengths of light so that liquid suspensions and film light valves can be produced with a variety of off-state colors, (4) reducing the voltage required to operate SPDs, and (5) obtaining data and developing improved materials regarding environmental stability and longevity.



The Company spent about $1,831,000, $1,712,000, and $1,410,000 during the years ended December 31, 1997, 1996, and 1995, respectively, for research and development. The Company plans to engage in substantial continuing research and development activities.



Six of the Company's eleven full-time employees are principally engaged in the Company's research and development activities. Of these six employees, two have obtained their doctorate in chemistry, one has a masters in chemistry, two have extensive industrial experience in electronics and electrical engineering, and one has majored in physics. Two employees also have additional post-graduate degrees in business administration. Also, the Company's licensees have teams of personnel with advanced degrees in a number of disciplines relevant to the commercial development of products using the Company's technology.

All Products Being Developed Depend on Viability of the Company's Light Valve Technology. All products being developed by the Company's licensees depend on the viability of the Company's light valve technology. No commercial products have yet been produced for sale. The Company has not developed any other technology. Thus, if commercially acceptable products cannot be developed from the Company's light valve technology, the Company will not be successful.


Absence of Manufacturing and Marketing Capability. The Company's light valve technology is currently licensed to eight companies and is being evaluated by others for possible exploitation in various commercial applications. In the past, some companies have evaluated the Company's technology without proceeding further. The Company intends to continue to exploit its light valve technology by licensing it to manufacturers of end products and films. The Company expects that its licensees would be primarily responsible for marketing and manufacturing activities.



To date, neither the Company nor any of its licensees has produced a commercial product which uses SPD technology. However, advanced prototypes of smart window, automotive and eyewear products exist which have been developed by various licensees of the Company. Also additional prototypes of flat panel displays and self-dimming automotive rear-view mirrors have also been developed. These prototypes may need additional product design, engineering or testing before the introduction of commercial products. The exact stage of development, product introduction strategies and timetables, an other plans of the Company's licensees may be considered proprietary by such licensees.
The Company cannot control the activities of its licensees and some of the Company's licensees appear to be more active than others. There is no guarantee when or if our licensees will produce any commercial product using SPD technology, or if produced, that such products will be successful.



The following table summarizes the Company's existing license and option agreements:

Licensee or Optionee        Products Covered                      Territory

General Electric Company    SPD film for other licensees and      Worldwide
                            prospective licensees

Glaverbel, S.A.             Automotive vehicle rear-view mirrors,  Worldwide
                            transportation vehicle sun visors,and (exceptKorea
                            architectural windows                  for windows)

Hankuk Glass Industries Inc.Broad range of SPD light control products Worldwide including windows, flat panel displays,
                            automotive vehicle rear-view mirrors,
                            sun visors, and sunroofs; SPD film for
                            licensees and prospective licensees

Japan Steel Works Ltd. and  Windows                                Japan
Central Glass Company Ltd.

Material Sciences Corp.     Architectural and automotive windows,  Worldwide
                            SPD film for other licensees, prospective licensees and architectural and automotive window companies

Vision-Ease Lens Azusa,Inc. Eyewear                                Worldwide

Saint Gobain Vitrage, S.A.  Architectural Windows (option)         Worldwide
                                                                  (except Korea
                                                              and South America)

Sanyo Electric Co., Ltd.    Flat panel displays                    Worldwide



Licensees are required to pay us a 3-10% royalty on the sale of licensed products, and may also be required to pay minimum annual royalties.
The Company's license agreements typically allow the licensee to terminate the license after some period of time, and give the Company only limited rights to terminate before their expiration. The license granted to Hankuk is exclusive within Korea for certain applications through December 2004. Vision-Ease's license for eyewear is exclusive during the term of the license.



While the Company believes based upon the status of current negotiations that it will enter into additional license agreements with other companies, there is no guarantee that this will happen.



Dependence on Key Personnel. The Company's success depends upon, among other things, the services of its senior management. If the Company lost these services, this could have a material adverse effect upon the Company and its prospects.


Competition with Proven Technologies. The Company's light valve technology will compete with other light control and display technologies which are being commercially exploited with great success, such as LEDs, plasma displays, and LCDs. Companies with liquid crystal, electrochromic and possibly other technologies are now competing or probably will compete against the Company in the field of so-called "smart windows." In general, the companies which will compete against the Company have substantially greater financial, marketing, technical and other resources and name recognition than the Company. There can be no assurance that the Company's light valves (whose performance and long-term reliability have not yet been fully ascertained) will be able to displace other devices being used commercially or otherwise find a niche for commercial application.


Technological Obsolescence. While the Company believes that its light valves will have certain advantages over some existing display devices, other types of so-called "smart windows" and photochromic eyeglasses, there is no guarantee that another company will not be able to develop products using alternative technologies that would render the Company's products difficult to market or technologically or otherwise obsolete.



Uncertain Patent Protection.   Although aspects of the Company's
technology are covered by 18 United States patents, 6 pending patent applications in the United States, 30 foreign patents, and 68 foreign patent applications, a number of those patents cover earlier versions and features of the Company's technology which the Company does not intend to exploit. Also, the issuance of a patent does not carry any guarantee of commercial success. There also is no guarantee that these patents will be upheld if the Company seeks to enforce its patent rights against an infringer or that the Company will have sufficient resources to do so.



The Company also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect the Company from other persons using technologies similar to those covered by the Company's patents or trade secrets. In addition, there is no guarantee that any particular aspect of the Company's technology will not be found to infringe the claims of other existing patents.


No Cash Dividends. The Company has never paid any cash dividends and does not anticipate paying any cash dividends for the foreseeable future.


Volatility of Stock Price. Since the initial public offering of the Company's securities in July 1986, the market for the Company's securities has been volatile. The trading price of the Company's securities may continue to fluctuate significantly based on, among other things, announcements by the Company and its competitors and price and volume fluctuations relating to high-technology companies generally, Nasdaq stocks and the general market.



Use of Proceeds. The Company will not receive any proceeds from the sale of common stock by Ailouros. The Company received $10,000 for issuance of the Warrants, and will only receive the aggregate exercise price of the Warrants if such Warrants are exercised by the Selling Stockholder. The exercise of the Warrants may depend upon whether the Company requires Ailouros to exercise all or part of the Class A Warrant issued to it, and will also depend upon future market conditions.



The Company currently has no specific plans for the proceeds from the exercise of the Warrants and is raising the money at this time because it is available on terms which the Company feels are very attractive. If money raised in this offering is expended, the Company expects that it will be used for research and development, working capital, possible acquisitions, and for general corporate purposes including executive compensation and other payroll expenses, in such amounts as the Company, in its discretion, deems appropriate. Pending utilization, the Company intends to invest such funds in money market funds and other interest-bearing obligations.



Authorization of Additional Securities. The Company is authorized to issue 100,000,000 shares of common stock. As of the date of this Prospectus, there were [10,972,868] shares of common stock issued and outstanding. The Company's Board of Directors has the power to issue any and all unissued shares without stockholder approval. To the extent that additional shares of common stock are issued, dilution to the interests of the Company's stockholders will occur. See "Description of Securities."



Potential Impact from Exercise of Warrants. The market price of the Company's common stock could drop as a result of sales of a large number of shares of its common stock in the market or the public perception that such sales could occur. Therefore, the exercise of a significant amount of the Warrants and the sale of a substantial number of shares of the Company's common stock acquired upon the exercise of the Warrants could have a negative effect on the market price for the Company's common stock and make it more difficult for the Company to raise money through future offerings of common stock. Also, whenever new shares are issued by a company, the ownership interest and voting rights of existing shareholders are proportionately reduced.



In the case of the Class A Warrant, the Company does exert control over the amount of this warrant that can be exercised in any three-month period, as well as the minimum price that Ailouros will pay for such common stock. Ailouros, however, controls the timing of any sales of common stock which it receives upon exercise of the Warrants. In the case of the Class B Warrant, the exercise price is fixed at $8.25 but the Company cannot control the timing of any exercise by Ailouros of the Class B Warrant.


                           THE COMPANY




Research Frontiers Incorporated was incorporated in New York in 1965 and reincorporated in Delaware in 1989. Since its inception, the Company has primarily engaged in the development and licensing of suspended particle technology and devices to control the transmission of light.



Such suspended particle devices, often referred to as "SPDs" or "light valves" use microscopic particles that are either incorporated within a liquid suspension or a film, which is usually enclosed between two glass or plastic plates, having transparent, electrically conductive coatings on the facing surfaces thereof. At least one of the two plates is transparent. When an electrical voltage is applied, the microscopic particles are aligned, thereby permitting a range of transparency within which light transmission can be rapidly varied to any degree desired depending upon the voltage applied. The first light valve of this type was invented by Dr. Edwin Land of Polaroid Corporation in 1934. Since its incorporation the Company has developed its own technology embodied in patents, trade secrets and know- how.



Light valves using the Company's proprietary suspensions and related technology may have wide commercial applications in devices of many types where variable light transmission is desired, such as

 -  "smart" windows
 -   variable light transmission eyewear such as goggles and sunglasses
 -   self-dimmable automotive sunroofs, sun visors and mirrors,and
 - flat panel information displays for use in computers,televisions, telephones and other electronic instruments.


                            DIVIDENDS

The Company has never paid any cash dividends and does not anticipate paying any cash dividends for the foreseeable future.

                         USE OF PROCEEDS


The Company will not receive any proceeds from the sale of common stock by Ailouros. The Company received $10,000 for issuance of the Warrants, and will only receive the aggregate exercise price of the Warrants if such Warrants are exercised by the Selling Stockholder.
The exercise of the Warrants may depend upon whether the Company requires Ailouros to exercise all or part of the Class A Warrant issued to it, and will also depend upon future market conditions.



The Company would receive total gross proceeds of $15 million if the Class A Warrant is exercised in full, and would receive gross proceeds of $1,080,000 if the Class B Warrant is exercised in full. The Company currently has no specific plans for the proceeds from the exercise of the Warrants and is raising the money at this time because it is available on terms which the Company feels are very attractive. If the Company spends the money raised in this offering, the Company expects that it will be used for research and development, working capital, possible acquisitions, and for general corporate purposes including executive compensation and other payroll expenses, in such amounts as the Company, in its discretion, deems appropriate. Pending utilization, the Company intends to invest such funds in money market funds and other interest-bearing instruments. The Company does not believe that any material amounts of other funds are necessary to accomplish the Company's goals.



                       SELLING STOCKHOLDER



The Company is registering the common stock issuable upon exercise of the Warrants for the benefit of Ailouros Ltd. Ailouros is a privately-owned and independent institutional money management and investment fund and has represented to the Company that it is an "accredited investor" as defined by the securities laws. Ailouros will own and, through its Managing Director, will have sole voting and investment power with respect to all common stock issuable upon exercise of the Warrants. Ailouros does not, and has never, held any position, office or other material relationship with the Company. Ailouros' main offices are located in London.



The maximum number of shares of common stock which the Class B
Warrant would be exercisable into would be 131,000 shares, which would represent about 1.2% of the outstanding common stock of the Company. Because the number of shares of common stock into which the Class A Warrant are exercisable depends upon whether the Company requires Ailouros to exercise all or part of the Class A
Warrant issued to it, and will also depend upon the market price of the Company's common stock from time to time, it is not possible to calculate the number of shares of common stock which will be ultimately issued upon exercise of the Class A Warrant or the percent of the outstanding common stock of the Company beneficially owned by Ailouros. The aggregate exercise price of the Class A Warrant subscribed for by Ailouros is $15 million. If the entire $15 million were exercised by Ailouros, based upon market conditions as of the date of this Prospectus, the Class A Warrant would be exercisable into [x,xxx,xxx] shares of common stock. If these shares were issued, this would represent [x.xx] percent of the total shares of common stock outstanding. However, under the terms of the Class A Warrant, the total number of shares of common stock of the Company deemed beneficially owned by Ailouros, together with all shares of the common stock of the Company deemed beneficially owned by any of its "affiliates" as defined under the Securities Act, may never exceed 4.9% of the total issued and outstanding shares of the common stock of the Company. If we assume that all common stock received upon exercise of the Warrants described herein which are held by Ailouros are sold, then the amount and percentage of the outstanding common stock owned by Ailouros after the offering would be zero.



As of the date of this Prospectus, no put notices have been issued by the Company requiring Ailouros to exercise the Class A Warrant, no exercises of the Class A Warrant nor the Class B Warrant have occurred, and no common stock issuable upon exercise of such warrants has been issued.


                    DESCRIPTION OF SECURITIES

Common Stock


The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which [10,972,868] shares were outstanding as of the date of this Prospectus. Holders of common stock are entitled (1) to receive ratable dividends from funds legally available for distribution when and if declared by the board of directors; (2) to share ratably in all of the Company's assets available for distribution upon liquidation, dissolution or winding up of the Company; and (3) to one vote for each share held of record on each matter submitted to a vote of stockholders. All outstanding shares of common stock are fully paid for and non-assessable. Holders of common stock do not have cumulative voting rights. Therefore, a minority stockholder may be less able to gain representation on the Board of Directors of the Company.
The common stock has no preemptive or similar rights.



The Warrants



On October 1, 1998, the Company sold Ailouros the Class A Warrant and the Class B Warrant pursuant to a private placement. The Company is obligated to register the issuance of all shares of common stock issuable upon exercise of the Warrants. Under the terms of its agreement with the Company, Ailouros (and any affiliate or person acting in concert with it) may not:

- sell any shares of the Company short or enter into any other hedging transaction so long as the Class A Warrant or the Class B Warrant is outstanding,

- create the lowest reported sales price for the common stock of the Company on any trading day,

- offer to sell shares of the Company's common stock at a price lower than the then prevailing bid price for the common stock, or

- own more than 4.9% of the total issued and outstanding shares of common stock of the Company.



Class A Warrant

Under the Class A Warrant, which is essentially a "put option" held by the Company, Ailouros is required to buy from the Company, a dollar amount of common stock set by the Company from time to time. Before the beginning of each of a series of three-month periods specified by the Company, the Company determines the amount of common stock that the Company wishes to issue to Ailouros during such three-month period. The Company also sets the minimum or "floor" price per share below which such common stock may not be issued. The Company determines the floor price entirely in its discretion. The Company's decision may depend upon a variety of factors such as the Company's need for additional funding, the timing that such funding is required, the current and anticipated price for the Company's common stock, the availability and terms of equity funding elsewhere, and general market conditions. The amount of common stock and the floor price can be reset by the Company in its sole discretion before the beginning of any such three-month period. Therefore, at the beginning of each three-month period , the Company can control the aggregate amount of common stock to be issued under the Class A Warrant (which can range from $0 to $1.5 million during each three-month period), and the minimum price per share for such issuance. The Company may also choose not to issue any shares of common stock under the Class A
Warrant. Each three-month period begins on the date specified in the Company's put notice to Ailouros, and ends on the earlier of the date three months later or when the entire amount of stock which Ailouros is obligated to buy during such three-month period has been exercised.
The three-month periods may not necessarily be consecutive. Unless otherwise agreed to, the amount that the Company can require Ailouros to buy during any three-month period is also limited to 7% of the dollar trading volume in the Company's common stock for the prior three-month period, or the three-month period before that, whichever is lower. The Class A Warrant expires on December 31, 2001.



If the Company decides to require Ailouros to purchase the amount specified by the Company, Ailouros may then exercise a portion of the Class A Warrant during such three-month period into the number of shares of common stock which equals the amount specified by the Company divided by the Exercise Price in effect at the time. During each three-month period in which Ailouros is required to buy shares of common stock from the Company, Ailouros must send the Company a Notice of Exercise.



The "Exercise Price" is the actual price paid by Ailouros for each share of common stock. This Exercise Price per share is the lesser of (1) $15.00 or (2) 92% of the average of the high and low trading prices on the Nasdaq National Market (or other exchange or market if the Company's common stock is traded thereon) for each of the seven trading days before the date that a Notice of Exercise is given. The Exercise Price in effect during any three-month period specified by the Company may never be lower than the minimum or "floor" price specified by the Company before the beginning of such three-month period. If the Exercise Price is lower than the floor price, Ailouros' obligation to exercise the Class A Warrant and buy common stock during such three-month period is suspended for so long as the Exercise Price is lower than the floor price. Thus, while the Exercise Price is determined by the timing of Ailouros' Notice of Exercise within any three-month period and by the market price for the Company's common stock, the Company sets the ultimate floor price during such period. Unless otherwise agreed to by the Company and Ailouros, no more than $15 million may be raised by the Company through exercise of the Class A Warrant. Because the number of shares of common stock into which the Class A Warrant are exercisable depends upon whether the Company requires Ailouros to exercise all or part of the Class A
Warrant issued to it, and will also depend upon the market price of the Company's common stock from time to time, it is not possible to calculate the number of shares of common stock which will be ultimately issued upon exercise of the Class A Warrant.



Class B Warrant



The Class B Warrant is initially exercisable into 65,500 shares of common stock. If the Company has not sent Ailouros at least three put notices requiring them to buy common stock from the Company under the Class A Warrant by December 31, 2001, under certain circumstances the Class B Warrant will be exercisable into an additional 65,500 shares of common stock. The exercise price per share of the Class B Warrant is $8.25 which represents 120% of average of the closing bid and ask price on the closing date on the date of the Class B Warrant's issuance. The Class B Warrant expires on September 30,
2008.


                       PLAN OF DISTRIBUTION


As noted above under "Description of Securities-The Warrants", Ailouros may be required to purchase common stock from the Company under the terms of the Class A Warrant, and may also, at its option, purchase additional shares of common stock from the Company under the Class B Warrant. Ailouros is entitled to distribute from time to time the common stock issuable upon exercise of the Warrants.
Ailouros can act independently of the Company in making decisions with respect to the timing, manner and size of each sale.



The Company will not receive any proceeds from the sale of common stock by Ailouros. The Company has received $10,000 from Ailouros for the issuance of the Warrants. The Company will only receive the aggregate exercise price of the Warrants if such Warrants are exercised by Ailouros. The exercise of the Warrants may depend upon whether the Company requires Ailouros to exercise all or part of the Class A Warrant issued to it, and will also depend upon future market conditions. The Company will bear all of the expenses in connection with the registration of the shares of common stock which is estimated to be $50,000. The Company has also agreed to indemnify Ailouros against certain liabilities, including liabilities arising under the Securities Act.



Ailouros may distribute common stock from time to time in one or more transactions (which may involve block transactions) on NASDAQ, on any exchange on which the common stock may then be listed, in the over-the-counter market, in negotiated transactions, through the writing of options on shares, or a combination of such methods of sale, at market prices prevailing prices or at negotiated prices. Ailouros may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Ailouros and/or purchasers of common stock for whom they may act as agent (which compensation may be in excess of customary commissions). Ailouros, participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Since Ailouros may be deemed to be an underwriter, it may be subject to the same rules and restrictions as an underwriter in a primary offering of securities by the Company, including prospectus delivery requirements, restrictions on certain market making activities, and Regulation M which may limit Ailouros' selling activities.



Ailouros (and any affiliate or person acting in concert with it) may not:

- sell any shares of the Company short or enter into any other hedging transaction so long as the Class A Warrant or the Class B Warrant is outstanding,

- create the lowest reported sales price for the common stock of the Company on any trading day,

- offer to sell shares of the Company's common stock at a price lower than the then prevailing bid price for the common stock, or

- own more than 4.9% of the total issued and outstanding shares of common stock of the Company.



To comply with certain states' securities laws, if applicable, the common stock will not be offered or sold in a particular state unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                             EXPERTS


The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended
December 31, 1997, have been incorporated by reference into this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which is also incorporated by reference into this Prospectus, and upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.


                          LEGAL MATTERS


The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., the Company's Vice President and General Counsel. Mr. Harary holds common stock and options to purchase common stock granted pursuant to the Company's 1992 Stock Option
Plan and 1998 Stock Option Plan totaling 294,324 shares.





                             PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities.


As described in Item 15, the Certificate of Incorporation of the Company provides for the indemnification of certain persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Certificate of Incorporation or By-Laws of the Company, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 14.  Other Expenses of Issuance and Distribution.

Estimated expenses relating to the distribution of the Common Stock registered herein are set forth below. Such expenses will be paid by the Company.

     Registration Fee under the Securities Act of 1933 $   4,743.60
     Nasdaq Listing Fee  . . . . . . . . . . . . . . . $  17,500.00
     Accounting fees and expenses  . . . . . . . . .   $   2,000.00
     Legal and due diligence fees and expenses . . . . $  25,000.00
     Miscellaneous expenses. . . . . . . . . . . . .   $     756.40
          Total. . . . . . . . . . . . . . . . . .     $  50,000.00

All of the amounts set forth above, except for the filing fees for the Securities and Exchange Commission, are estimated and subject to future contingencies.

Item 15.  Indemnification of Directors and Officers.

Article EIGHTH of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General
Corporation Law (the "GCL").

Section 145 of the GCL provides as follows:

     145 Indemnification of Officers, Directors, Employees and Agents; Insurance


     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.



     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.



     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.



     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.



     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.



     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.



     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.



     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.



     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.



     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation' obligation to advance expenses (including attorneys' fees).


     Article NINTH of the Company's Certificate of Incorporation provides for the elimination of any personal liability for monetary damages of directors to the Corporation or its stockholders for breach of fiduciary duty, for negligence or for taking or omitting to take any action to the fullest extent permitted by Section 102(b) (7) of the GCL.

     Section 102(b) (7) of the GCL provides as follows:

     (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:


     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.


Item 16.  Exhibits.


4.1  Subscription Agreement between the Company and Ailouros Ltd.
     dated as of October 1, 1998. (1)



4.2 Class A Warrant between the Company and Ailouros Ltd. dated as of October 1, 1998. (1)



4.3 Class B Warrant between the Company and Ailouros Ltd. dated as of October 1, 1998. (1)


5.1 Opinion re legality of the Common Stock and issuance thereof. (To be filed by amendment)


23.1 Consent of KPMG Peat Marwick LLP (Filed herewith).


23.2 Consent of Joseph M. Harary (included in Exhibit 5.1)


24.  Power of Attorney.  (1)


------------------------------------
     (1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-3 (No. 333-65219) on October 1, 1998.


Item 17.  Undertakings.

       The undersigned registrant undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on November 23, 1998.


                                   RESEARCH FRONTIERS INCORPORATED
                                   (Registrant)

                                   By:/s/ Robert L. Saxe
                                          Robert L. Saxe, President,Treasurer,
                                          Principal Executive, Financial and
                                          Accounting Officer.




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                                 Date


/s/ Robert L. Saxe       Chairman of the Board, President      November 23, 1998
    Robert L. Saxe       Treasurer and Director (Principal
                         Executive, Financial and Accounting Officer)



/s/ Robert M. Budin*     Director                              November 23, 1998
    Robert M. Budin



/s/ Bernard D. Gold*     Director                              November 23, 1998
    Bernard D. Gold



/s/ Joseph M. Harary     Director                              November 23, 1998
    Joseph M. Harary



*By: /s/ Robert L. Saxe
         Robert L. Saxe as attorney-in-fact

                        INDEX TO EXHIBITS
Exhibit                                                          Sequentially
Number    Exhibit                                                Numbered Page


4.1 Subscription Agreement between the Company and Ailouros Ltd. dated as of October 1, 1998. (1)



4.2 Class A Warrant between the Company and Ailouros Ltd. dated as of October 1, 1998. (1)



4.3 Class B Warrant between the Company and Ailouros Ltd. dated as of October 1, 1998. (1)


5.1 Opinion re legality of the Common Stock and issuance thereof. (To be filed by amendment)


23.1      Consent of KPMG Peat Marwick LLP (Filed herewith).


23.2      Consent of Joseph M. Harary (included in Exhibit 5.1)


24.       Power of Attorney.  (1)



------------------------------------
(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-3 (No. 333-65219) on October 1, 1998.

                                                               EXHIBIT 23.1
                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Research Frontiers Incorporated



          We consent to the use of our report dated February 26, 1998 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.



                /s/ KPMG PEAT MARWICK LLP
                    KPMG PEAT MARWICK LLP



Melville,  New York
November 23, 1998